   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 24 to file No. 33-42827; Amendment No. 24 to File No. 811-6411) of Voyageur Investment Trust (comprised of Delaware Tax-Free California Insured Fund, Delaware Tax-Free Florida Fund, Delaware Tax-Free Florida Insured Fund, Delaware Tax-Free Missouri Insured Fund, and Delaware Tax-Free Oregon Insured Fund) of our reports dated October 4, 2004, included in the 2004 Annual Reports to shareholders.

                                                               Ernst & Young LLP


Philadelphia, Pennsylvania
November 29, 2004